Exhibit 10.4
UAL CORPORATION
2009 ANNUAL INCENTIVE PLAN
1. Purpose
     The purpose of the UAL Corporation 2009 Annual Incentive Plan (the “Plan”) is to provide performance-based cash incentive compensation opportunities to eligible non-union employees and certain union employees of the Company (as defined below) and its Affiliates (as defined below) based on the achievement of performance goals. This Plan is intended to replace the UAL Corporation Success Sharing Program — Performance Incentive Plan and the United Air Lines, Inc. 2007 Incentive Compensation Plan for passenger sales division personnel with respect to Performance Periods (as defined below) commencing on or after January 1, 2009.
2. Definitions
(a)	“Administrator” means (i) with respect to Awards to Participants who are Section 16 Officers, the Committee and (ii) with respect to Awards to Participants who are not Section 16 Officers, the Section 16 Officer or Officers to whom the Committee has delegated authority to administer the Plan pursuant to Section 5(b).

(b)	“Affiliate” means (i) any entity that, directly or indirectly, is controlled by, controls or is under common control with, the Company and/or (ii) any entity in which the Company has a significant equity interest, in each case as determined by the Administrator.

(c)	“Award” means an award made pursuant to this Plan.

(d)	“Board” means the Board of Directors of the Company.

(e)	“Bonus Pool” shall have the meaning specified in Section 4(e).

(f)	“Business Unit Performance Metrics” means one or more performance measures related to a business unit, division or operating unit that the Administrator shall select for purposes of establishing the Performance Goals for a Performance Period with respect to any Award under the Plan. Business Unit Performance Metrics may vary among Employers and among Participants.

(g)	“Cause” means unacceptable job performance, attendance or misconduct (i) as determined by the Employer in its sole discretion for Management Employees, Salaried Employees and International Employees and (ii) as determined under the applicable collective bargaining agreement for Collective Bargaining Employees.

(h)	“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the Treasury Regulations promulgated thereunder.

(i)	“Collective Bargaining Employee” means an employee on the Employer’s United States payroll who is subject to the provisions of a collective bargaining agreement between the Company and the International Federation of Professional and Technical Engineers (“IFPTE”), the Professional Airline Flight Control Association (“PAFCA”), or any other union, provided that the Company and IFPTE, PAFCA, or such other union, as applicable, have agreed that employees subject to the collective bargaining agreement shall be eligible to participate in the Plan.

(j)	“Committee” means the Human Resources Subcommittee of the Board or such other committee of the Board as may be designated by the Board to administer the Plan.

(k)	“Company” means UAL Corporation, a corporation organized under the laws of Delaware, together with any successor thereto.

(l)	“Employer” means the Company and each Affiliate that is identified by the Administrator as being eligible to participate in the Plan.

(m)	“Enterprise-Wide Performance Metrics” means one or more objectively determinable measures that the Committee shall select for purposes of establishing the Performance Goals for a Performance Period with respect to any Award under the Plan. Enterprise-Wide Performance Metrics may include (but are not limited to) measures related to financial performance (e.g. EBITDAR margin, pre-tax margin, annual operating earnings), operational performance (e.g. on-time performance), customer satisfaction (e.g. intent to repurchase), employee engagement, or safety performance (e.g. lost time injuries). Enterprise-Wide Performance Metrics may vary among Employers and among Participants.

(n)	“Incentive Opportunity” means, for each Participant, a percentage of Wages, determined by the Administrator, based on actual achievement of the Plan’s Performance Goals within the levels of threshold, target and maximum. The Incentive Opportunity for achievement of the Performance Goals at points between threshold and target or target and maximum will be determined by linear interpolation.

(o)	“Individual Performance Multiplier” means, for each Participant, the percentage determined by the Administrator in its sole discretion based, in whole or in part, upon an evaluation of such Participant’s achievement of his or her individual performance goals (e.g. performance against Company or supervisor direction, relative performance against peers, performance reviews or feedback or such other criteria that the Administrator uses to determine whether and to what extent an Award has been earned by such Participant for such Performance Period). Except as otherwise provided in any applicable collective bargaining agreement, the Individual Performance Multiplier for any Collective Bargaining Employee covered by a collective bargaining agreement with the PAFCA will be 100%.

(p)	“International Employee” means any regular full-time or regular part-time employee of an Employer who is not on a United States payroll and is working regularly in a location outside of the United States.

(q)	“Management Employee” means an individual (i) who is classified by the Employer as a Management Employee (on other than a temporary reclassification basis), (ii) whose employment is not for a temporary period, (iii) who is employed in an Employer established job classification not covered by a collective bargaining agreement, and (iv) who is on the Employer’s United States payroll.

(r)	“Minimum Financial Performance Trigger” means the required minimum level of financial performance as established each Plan Year by the Committee.

(s)	“Participant” means an employee selected from time to time by the Administrator to be eligible to receive an Award under the Plan.

(t)	“Performance Goal” means, for a Performance Period, one or more goals established by the Administrator for the Performance Period based upon the Selected Performance Metrics, stated in terms of a threshold, target and maximum level.
2009 UAL Corporation
Annual Incentive Plan

(u)	“Performance Period” means the performance period consisting of a calendar quarter, another three-month period, and/or a Plan Year, as determined by the Committee in its reasonable discretion.

(v)	“Plan” shall have the meaning specified in Section 1.

(w)	“Plan Rules” means rules, procedures, policies or practices established by the Administrator with respect to the administration of the Plan, which need not be reflected in a written instrument and may be changed at any time without notice.

(x)	“Plan Year” means any calendar year during which the Plan is in effect.

(y)	“Required Date” shall have the meaning specified in Section 4(f).

(z)	“Salaried Employee” means an individual (i) who is classified by the Employer as a regular full-time or regular part-time Salaried Employee (on other than a temporary reclassification basis), (ii) who is employed in an established job classification not covered by a collective bargaining agreement, and (iii) who is on the Employer’s United States payroll.

(aa)	“Section 16 Officer” means a Management Employee who is an “officer” of the Company as such term is defined in Rule 16a-1(f) under the Securities Exchange Act of 1934.

(bb)	“Section 409A” shall have the meaning specified in Section 7(a).

(cc)	“Selected Performance Metrics” means an Enterprise-Wide Performance Metric or a Business Unit Performance Metric.

(dd)	“Treasury Regulations” means all proposed, temporary and final regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

(ee)	“Wages” means the compensation paid (or payable) during a Performance Period to a Participant for the period he or she is a Participant and shall include the items listed in Appendix A. Wages will include compensation not paid as a result of an earnings reduction election made by the Participant under a Code Section 125 cafeteria plan or under any qualified cash or deferred arrangement under Code Section 401(k).
3. Eligibility
(a)	Except as set forth in Section 3(b), all Salaried Employees, Management Employees and Collective Bargaining Employees (including those who are on an Employer-approved leave of absence) who are classified as regular full-time or regular part-time employees and any International Employees specifically designated by the Administrator as participating shall be eligible to receive Awards under the Plan.

(b)	The following employees of the Employer are not eligible to receive Awards under the Plan:
(i)	Employees who are covered by a collective bargaining agreement but are not Collective Bargaining Employees;

(ii)	International Employees who are not designated by the Administrator as eligible to participate in the Plan; and
2009 UAL Corporation
Annual Incentive Plan

(iii)	Any Salaried Employees or Management Employees the Administrator determines are not eligible to participate in the Plan.
(c)	Employees who are hired after the first day of a Performance Period and who are eligible to receive an Award in accordance with Section 3(a) will be eligible to receive a pro-rated Award for the applicable Performance Period.
4. Provisions Applicable to All Incentive Awards
(a)	Enterprise-Wide Performance Goals. The Committee shall have the sole authority to establish the Performance Goals for the Enterprise-Wide Performance Metrics each Performance Period. In addition, for each Section 16 Officer, the Committee shall determine the extent to which each applicable Enterprise-Wide Performance Metric shall be weighted in determining weightings from Section 16 Officer to Section 16 Officer, Award to Award and Performance Period to Performance Period.

(b)	Business Unit Performance Metrics. The Administrator shall establish a pre-approved list of the Performance Goals for the Business Unit Performance Metrics each Performance Period. The head of each business unit, division or operating unit may select one or more Performance Goals from such pre-approved list and shall determine the extent to which such Performance Goals apply to Participants within such business unit, division or operating unit. The head of each business unit, division or operating unit may propose additional Performance Goals for the Business Unit Performance Metrics and the Administrator may, in its sole discretion, add any such proposed Performance Goals to the pre-approved list described in the first sentence of this Section 4(b).

(c)	Adjustments to Performance Goals. The Administrator, in its sole discretion, shall have the authority to adjust any Performance Goals (i) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development affecting the Company, or any of its Affiliates, divisions or operating units (to the extent applicable to such Performance Goal) or (ii) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company or any of its Affiliates, divisions or operating units (to the extent applicable to such Performance Goal), or the financial statements of the Company or any of its Affiliates, divisions or operating units (to the extent applicable to such Performance Goal), or of changes in applicable rules, rulings, regulations or other requirements of any governmental body, accounting principles, law or business conditions.

(d)	Minimum Financial Performance Trigger. The Committee shall establish the Minimum Financial Performance Trigger for each Plan Year. If such Minimum Financial Performance Trigger is not satisfied, then no amount shall be payable under the Plan for such Plan Year. Notwithstanding the foregoing, the Committee shall have the authority, in its sole discretion, to amend or modify the Minimum Financial Performance Trigger, or to establish a Minimum Financial Performance Trigger of zero.

(e)	Bonus Pool and Incentive Award Formula. After the end of a Plan Year, the Committee shall establish, for such Plan Year, a bonus pool (the “Bonus Pool”) equal to the aggregate amount of all individual Participant Awards (for purposes of this sentence, each Participant Award is determined by multiplying the Participant’s Incentive Opportunity and Wages) for such Plan Year based on the level of achievement of the applicable Performance Goals. The Committee shall have the right, in its sole discretion, to make upward or downward adjustments to the Bonus Pool. The actual amount of a Participant’s Award for a Performance Period is the product of such Participant’s (i) Incentive Opportunity, (ii) Wages and (iii) Individual Performance Multiplier. The aggregate of all individual Participant Awards determined in accordance with the
2009 UAL Corporation
Annual Incentive Plan

preceding sentence for a Plan Year shall not exceed the Bonus Pool (but may be less than the Bonus Pool).
(f)	Award Levels; Eligibility for Payment. The Administrator shall establish for each Participant the amount payable with respect to each Award as calculated in accordance with Section 4(e). Except as otherwise determined by the Administrator in its discretion, in order to be eligible for payment in respect of an Award, a Participant must be an employee on the first business day following the end of the applicable Performance Period (such date, the “Required Date”); provided, however, that a Participant who is terminated for Cause prior to the payment date shall not be entitled to any payment in respect of an Award. Unless otherwise determined by the Administrator in its sole discretion, a Participant whose employment terminates with the Employer during the Performance Period shall not be entitled to receive payment of an Award.

(g)	Timing of Payment. Awards shall be paid in cash as soon as practicable following the Administrator’s determination of the Awards with respect to the applicable Performance Period, but in no event will such Awards be paid later than March 15 of the year following the year in which the Required Date occurs; provided, however, that in the case of a Participant whose employment terminates on or before the Required Date, if the Administrator determines that such Participant shall be entitled to payment in respect of all or a portion of the Participant’s Award with respect to the applicable Performance Period, then such payment shall be made to such Participant not later than March 15 of the year following the year of termination.

(h)	Withholding. The Company may deduct and withhold from any amounts payable under the Plan such Federal, state, local, foreign or other taxes as are required to be withheld pursuant to any applicable law or regulation.

(i)	No Limitations on Other Plans. Nothing contained in the Plan will be deemed in any way to limit or restrict the ability of the Company, any of its Affiliates or the Administrator to make any award or payment to any person under any other plan, agreement, arrangement or understanding, whether now existing or hereafter in effect.
5. Administration
(a)	Authority of Committee. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have sole and plenary authority to administer the Plan, including, but not limited to, the authority to (i) designate Participants, (ii) approve and make adjustments to the Bonus Pool, (iii) establish and make any adjustments to the Minimum Financial Performance Trigger, (iv) establish the Enterprise-Wide Performance Metrics and related Performance Goals, (v) establish the Business Unit Performance Metrics and related Performance Goals, (vi) determine the terms and conditions of any Awards, (vii) establish, amend, suspend or waive the Plan Rules, (viii) interpret, administer, reconcile any inconsistency in, correct any default in and/or supply any omission in, the Plan and any instrument or agreement relating to, or Award made under, the Plan and (ix) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

(b)	Delegation of Authority to Section 16 Officers. The Committee may delegate, on such terms and conditions as it determines in its sole discretion, to one or more Section 16 Officers of the Company the authority and responsibility to administer the Plan with respect to Awards to Participants who are not Section 16 Officers and all necessary and appropriate decisions and determinations with respect thereto. The Administrator may exercise the authority of the Committee set forth in Section 5(a) (except for (ii), (iii) and (iv)) with respect to Participants who are not Section 16 Officers.
2009 UAL Corporation
Annual Incentive Plan

(c)	Administrator Decisions. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan, Plan Rules or any Award shall be within the sole and plenary discretion of the Administrator, may be made at any time and shall be final, conclusive and binding upon the Company, its Affiliates and all Participants. The terms and conditions of Awards and the Administrator’s determinations and interpretations with respect thereto need not be the same with respect to each Participant and may be made selectively among Participants, whether or not such Participants are similarly situated.
6. Amendment and Termination of the Plan
     The Plan may at any time be amended, modified, suspended or terminated, as determined by the Board in its sole discretion. Any Awards hereunder may at any time be amended, modified, suspended or terminated, as determined by the Administrator in its sole discretion.
7. Section 409A
(a)	It is intended that the provisions of the Plan comply with Section 409A of the Code (“Section 409A”), and all provisions of the Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.

(b)	No Participant and no creditor or beneficiary of any Participant shall have the right to subject any deferred compensation (within the meaning of Section 409A) payable under the Plan to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to a Participant or for a Participant’s benefit under the Plan may not be reduced by, or offset against, any amount owing by such Participant to the Company or any of its Affiliates.

(c)	If, at the time of a Participant’s “separation from service” (within the meaning of Section 409A), (i) such Participant shall be a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it on the first business day after such six-month period. Such amount shall be paid without interest, unless otherwise determined by the Administrator, in its sole discretion, or as otherwise provided in any applicable employment agreement between the Company and the relevant Participant.

(d)	Notwithstanding any provision of the Plan to the contrary, in light of the uncertainty with respect to the proper application of Section 409A, the Company reserves the right to make amendments to the Plan as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A. In any case, Participants are solely responsible and liable for the satisfaction of all taxes and penalties that may arise in connection with Awards (including any taxes arising under Section 409A), and neither the Company or any of its Affiliates shall have any obligation to indemnify or otherwise hold any Participant harmless from any or all of such taxes or penalties.
2009 UAL Corporation
Annual Incentive Plan

8. Not a Contract
     Neither this Plan nor any Award hereunder constitutes a contract of employment and participation in the Plan will not give any employee the right to be retained in the service of the Company or any Affiliate or to continue in any position or at any level of compensation. Nothing contained in the Plan will prohibit or interfere with the Company’s or any Affiliate’s right to assign projects, tasks and responsibilities to any employee or alter the nature of the Company’s or any Affiliate’s rights with respect to the employee’s employment relationship, including the right to terminate any employee at any time, with or without notice, and for any reason within the constraints of applicable law. Furthermore, notwithstanding anything herein to the contrary, this Plan is not intended to be, and shall not be construed as, a contract between any employee and the Company or any Employer, and no employee shall have any vested interest in the Plan prior to receipt of any payment described herein.
9. No Trust or Fund Created
     Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate, on one hand, and a Participant, on the other. To the extent that any Participant acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or such Affiliate.
10. ERISA
     The Plan is a cash bonus performance incentive plan and is not intended to be (and will not be construed or administered as) an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, as amended.
11. Collective Bargaining
     As it relates to Participants who are subject to the provisions of a collective bargaining agreement pursuant to which the Employer has agreed to provide such Participants with participation in a performance incentive plan, this Plan is maintained pursuant to such agreement. As it relates to Collective Bargaining Employees, the Company (i) will provide such information requested by the representative of such class or craft of employees to permit it to audit the calculation of the Company’s performance under the Performance Goals established under the Plan for each Performance Period, and (ii) will provide expedited arbitration under the terms of the applicable collective bargaining agreement for any dispute with the representative of such craft or class of employees relating to the determination and payment of an Award under this Plan.
12. Successors
     All obligations of the Company under the Plan shall be binding upon and inure to the benefit of any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
13. Governing Law
     The validity, construction and effect of the Plan and any rules and regulations relating to the Plan and any Award hereunder shall be determined in accordance with the laws of the State of Illinois, without giving effect to the conflict of laws provisions thereof.
2009 UAL Corporation
Annual Incentive Plan

14. Severability
     If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any Participant or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be construed or deemed stricken as to such jurisdiction, Participant or Award and the remainder of the Plan and any such Award shall remain in full force and effect.
15. Headings
     Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.
16. Effective Date of the Plan
     The Plan shall be effective as of the date of its adoption by the Committee and with respect to Performance Periods commencing on or after January 1, 2009.
2009 UAL Corporation
Annual Incentive Plan

Appendix A
Wages
     Inclusions. The following items are included in the definition of Wages:
•	base pay

•	overtime pay

•	holiday pay

•	longevity pay

•	sick pay

•	lead/purser/service director pay

•	high skill premium/longevity pay

•	language premium

•	international and night flying premium pay

•	pay for time taken as vacation

•	vacation lump sum paid as a result of a reduction in force or leave of absence (if paid in a period during which the employee is in an eligible status)

•	shift differential pay

•	back pay (other than judicial or administrative awards of grievance pay or back pay or settlement thereof)

•	delayed activation pay

•	bypass pay

•	check pilot premium pay

•	double town salary expense

•	senior/junior manning pay

•	operational integrity pay

•	temporary reclass pay

•	Hawaiian override
Exclusions. The following items are excluded in the definition of Wages:
•	deferred compensation (other than pursuant to Code Sec. 125 or 401(k))

•	moving expense and similar allowances

•	performance incentive awards, profit sharing awards or sales incentive awards

•	expense reimbursements and per diems

•	severance, termination pay and related payments

•	payment for accrued vacation time not taken as vacation when paid on account of termination of employment, other than on account of a reduction in force or for a military leave

•	disability and workers compensation payments

•	duty-free commissions

•	recognition lump sums

•	flight expense

•	retropay created by execution of a collective bargaining agreement, unless the collective bargaining agreement requires inclusion

•	reimbursable cleaning

•	Employer contributions to employee benefit plans

•	solely for purposes of making an Incentive Award payment under this Plan, judicial or administrative awards for grievance pay or back pay (including settlements thereof)
2009 UAL Corporation
Annual Incentive Plan

•	imputed income for employee or dependent life insurance coverage

•	imputed income from pass service charges

•	taxable travel

•	imputed income from domestic partner benefits

•	cash payments made pursuant to any agreement, program, arrangement or plan designed to compensate an employee for amounts that may not be credited or allocated to the employee under a qualified retirement plan due to limitations imposed by tax laws

•	taxable fringe benefits, including taxable reimbursement of insurance premiums

•	expatriate allowances

•	hiring bonuses or other special payments relating to the initiation of employment

•	amounts realized with respect to restricted stock, non-qualified stock options or stock appreciation rights

•	lost luggage advance

•	interest payments

•	flexible spending account dollars, contributions or reimbursements

•	long term and short term disability payments
Special Crediting Rule. For purposes of allocating Wages earned by an employee for services rendered during a performance period but received following termination of employment, such Wages will be treated as received on the employee’s last day of employment with the Employer.
2009 UAL Corporation
Annual Incentive Plan